Exhibit 10.2

Annual Incentive Compensation to be Earned in 2005 and Long-Term Incentive Compensation to be Earned in 2005-07

Annual Incentive Compensation to Be Earned in 2005.  For 2005, the Executive Compensation Committee established a Return on Net Assets (RONA) goal as the performance criterion to be used in determining corporate awards under the Annual Incentive Plan. A graduated award schedule based on RONA performance will pay executive officers from 0 to 150% of base salary depending on RONA performance and job level.

Long-Term Incentive Compensation to Be Earned during 2005-07. For the 2005-07 performance cycle, the Executive Compensation Committee established performance share standards for the executive officers under the Long-Term Performance Share Plan. Actual awards will be determined using three year average Return on Net Assets (RONA) and three year relative Total Shareholder Return (TSR) as the performance criteria. The payouts in number of shares shown in the Target column assume that Rohm and Haas’s performance matches both the RONA target and the TSR of a peer group of comparison companies. The payouts shown in the Threshold column indicate the lowest possible payout (other than zero), representing 12.5% of the target number of shares. The payouts shown in the Maximum column reflect the highest potential payouts of 162.5% of the target number of shares. Future payouts in the chart below are estimated using the average closing fair market share price for the month of January 2005. Actual dollar value of payouts (which will be paid half in stock and half in cash) will depend upon the average closing fair market share price for the month of December 2007.

			Estimated Future
	Number of	Performance or	Payouts Under
	Shares, Units	Other Period	Performance Share Plan
	or Other Rights	Until Maturation	Threshold	Target	Maximum
Name		or Payout	(# of shares)	(# of shares)	(# of shares)
R. L. Gupta	$2,112,275	12/31/2007	6,162	49,299	80,110
A. E. Barton	445,000	12/31/2007	1,298	10,386	16,877
P. R. Brondeau	445,000	12/31/2007	1,298	10,386	16,877
J. M. Croisetiere	445,000	12/31/2007	1,298	10,386	16,877
J. J. Forish	275,000	12/31/2007	802	6,418	10,430
R. A. Lonergan	390,000	12/31/2007	1,138	9,102	14,791
A. M. Wilms	175,450	12/31/2007	512	4,095	6,654